Exhibit 5.1

Karen E. Deschaine
+1 858 550 6088
kdeschaine@cooley.com

June 24, 2020

Castle Biosciences, Inc.
820 S. Friendswood Drive, Suite 201
Friendswood, TX 77546

Ladies and Gentlemen:

We have acted as counsel to Castle Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S‑1 (no. 333-239354) (the “Initial Registration Statement”) with the Securities and Exchange Commission, including a related prospectus included in the Initial Registration Statement (the “Prospectus”), and a Registration Statement on Form S-1 related thereto filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “462(b) Registration Statement” and, together with the Initial Registration Statement, the “Registration Statements”), together covering an underwritten public offering of up to 2,300,000 shares of the Company’s common stock, par value $0.001 (the “Shares”), including up to 300,000 Shares that may be sold by the Company upon exercise of an over-allotment option granted to the underwriters.

In connection with this opinion, we have examined and relied upon (a) the Registration Statements and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, and (c) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefore in accordance with the Registration Statements and the Prospectus, will be validly issued, fully paid and non-assessable.

Cooley LLP   4401 Eastgate Mall, CA   92121
t: (858) 550-6000  f: (858) 550-6420  cooley.com

Castle Biosciences, Inc.
June 24, 2020
Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Initial Registration Statement and to the filing of this opinion as an exhibit to the 462(b) Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Karen E. Deschaine
Karen E. Deschaine

Cooley LLP   4401 Eastgate Mall, CA   92121
t: (858) 550-6000  f: (858) 550-6420  cooley.com